Exhibit 99.1

FOR IMMEDIATE RELEASE

Turn Therapeutics Appoints Physician-Scientist and Former FDA Commissioner, Dr. Stephen M. Hahn, as Executive Clinical and Regulatory Lead

Dr. Hahn Brings Unparalleled Clinical and Regulatory Expertise to Support Advancement

of GX-03 for Moderate-to-Severe Atopic Dermatitis and Pipeline Indications

Westlake Village, Calif. -- May 18, 2026 - Turn Therapeutics Inc. (Nasdaq: TTRX), a clinical-stage biotechnology company developing targeted, localized therapies for inflammatory skin diseases, today announced the appointment of Stephen M. Hahn, M.D., former Commissioner of the U.S. Food and Drug Administration (FDA), to oversee the clinical and regulatory strategy for GX-03, the Company’s investigational topical therapy currently in a Phase 2 clinical trial for moderate-to-severe atopic dermatitis (eczema).

“Patients with inflammatory skin diseases still lack adequate treatment options, especially therapies that work well without causing significant systemic effects. GX-03 represents a differentiated approach focused on treating inflammation directly at the site of disease, potentially offering an important new localized treatment option,” said Stephen Hahn. “This mission is deeply personal for me. My own family has struggled with atopic dermatitis, and I know firsthand how difficult and frustrating it can be. Throughout my career, I have remained focused on advancing therapies that are both scientifically rigorous and truly meaningful for patients. I look forward to working with the Turn Therapeutics team to help bring this potential therapy forward responsibly and urgently.”

“There are very few people in this industry who combine scientific rigor, regulatory expertise, and genuine compassion for patients the way Dr. Hahn does,” said Bradley Burnam, Chief Executive Officer of Turn Therapeutics. “His interest in treatment options for inflammatory skin disease is not just professional, it is personal, and you can see that in the way he approaches this work. Beyond his extraordinary experience leading major clinical and regulatory organizations, he brings a level of thoughtfulness, integrity, and patient focus. We are incredibly fortunate to have him helping guide our path forward.”

About Dr. Stephen M. Hahn

Stephen M. Hahn, M.D., is a physician, biotechnology executive, and former Commissioner of the U.S. Food and Drug Administration with decades of leadership experience spanning clinical medicine, regulatory science, healthcare operations, and medical product development. As the 24th FDA Commissioner from 2019 to 2021, Dr. Hahn oversaw both COVID and non-COVID regulatory activities, including therapeutics, vaccines, diagnostics, medical devices, and clinical trials.

Prior to joining the FDA, Dr. Hahn served as Chief Medical Executive, Deputy President, and Chief Operating Officer at MD Anderson Cancer Center, where he helped oversee one of the world’s leading academic medical centers with more than 21,000 employees and a $5.2 billion operating budget. He also held senior academic and clinical leadership positions at MD Anderson and the University of Pennsylvania’s Perelman School of Medicine. In the biotechnology sector, Dr. Hahn has served in executive leadership roles including CEO-Partner at Flagship Pioneering and Chief Executive Officer of Harbinger Health. He has extensive experience in clinical research and medical product development, including topical therapies, and has authored more than 220 peer-reviewed scientific publications.

Dr. Hahn earned his M.D. from Temple University and his B.A. in Biology from Rice University. He completed his internal medicine residency at University of California, San Francisco, and his fellowship and residency training at the National Cancer Institute in Bethesda, Maryland.

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About GX-03

GX-03 is a first-in-class, non-systemic, topical cytokine-modulating therapy in development for moderate-to-severe atopic dermatitis (eczema). By stabilizing the cutaneous microenvironment and modulating epithelial danger sensing, GX-03 is designed to address IL-36, IL-4, IL-13, and IL-31 signaling through upstream prevention rather than downstream, systemic suppression. GX-03 is currently being evaluated in a Phase 2 randomized controlled trial, with topline results expected in mid-2026.

About Turn Therapeutics

Turn Therapeutics is a biotechnology company focused on developing innovative, precision therapies that target the underlying causes of inflammatory diseases with high unmet needs. Its lead investigational therapy, GX-03, is a first-in-class, non-systemic topical inhibitor currently in development for the treatment of moderate-to-severe atopic dermatitis. This therapy is designed to modulate key inflammatory pathways involved in eczema and other inflammatory dermatological conditions.

Forward-Looking Statement

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Turn Therapeutics’ current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict, including risks related to the success of development programs, and the Company’s ability to execute its strategic plan. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Turn Therapeutics in general, see the risk disclosures in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026. All such forward-looking statements speak only as of the date they are made, and Turn Therapeutics undertakes no obligation to update or revise these statements, whether as a result of new information, future events, or otherwise.

Investor Relations / Media Contact

Sasha Damouni

Damouni Group LLC

Sasha@damounigroup.com

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